Exhibit 23.2

March 8, 2013

To the Board of Directors:

We hereby consent to the incorporation by reference in this Registration statement (Form S-8) of Empire Global Gaming, Inc. filed with the Securities and Exchange Commission, pertaining to our reported dated March 4, 2012, with respect to the financial statements of Empire Global Gaming, Inc. included in its Annual Report (Form 10-K), for the year ended December 31, 2011.

Very truly yours,

Paritz & Company, P.A.